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                                                                   EXHIBIT 23(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference and use of our reports dated February 25, 2005 on the consolidated financial statements of United Bancorp, Inc. as of December 31, 2004 and 2003, and for the three years in the period ended December 31, 2004, and on management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of United Bancorp, Inc., which reports are included in United Bancorp, Inc.'s definitive Proxy Statement for the 2005 Annual Meeting of Shareholders, and in its annual report on Form 10K, in United Bancorp, Inc.'s Prospectus and Registration Statement on Form S-8 pertaining to the United Bank & Trust Tax-Deferred Savings Plan.

/s/ BKD, LLP

Indianapolis, Indiana
June 6, 2005